                       COAL SALES AGREEMENT


     This is a COAL SALES AGREEMENT, dated January 14, 1994, between ADDINGTON MINING, INC., a Kentucky corporation ("Seller"), and AMERICAN EAGLE COAL COMPANY, a Virginia corporation
("Purchaser").

                       W I T N E S S E T H:

     That for and in consideration of the mutual promises hereinafter made, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, coal of the quality and quantity at the prices and on the terms and conditions hereinafter set forth:

     1. Purchase and Sale. Purchaser agrees to purchase from Seller and Seller agrees to sell to Purchaser coal on the terms and conditions set forth below:

          (a) Delivery Point. The delivery point at which Seller shall deliver the coal shall be either: (1) Purchaser's Sand Lick
Tipple facility located on Route 468 near Sidney, Kentucky
(hereinafter "Sand Lick Tipple"); or (2) such other delivery point as Purchaser may designate.

          (b)  Quantity; Term.

               (1) During the term hereof, Purchaser shall purchase from Seller and Seller shall sell to Purchaser coal at the rate of 120,000 tons per month for the initial three-year period, then 100,000 tons per month thereafter, which tonnage can be reduced or increased by 5% in any month at Purchaser's option.
Notwithstanding the right of Purchaser to reduce or increase the monthly quantities by 5% in any given month, Purchaser will schedule 1,440,000 tons of coal per year for delivery, unless Purchaser is prevented from doing so because of a force majeure event as set forth in Paragraph 2. Deliveries by Seller shall be in approximately equal daily quantities during normal business hours. Purchaser will purchase at least 4,920,000 tons on terms herein stated, which tonnage may be adjusted in accordance with Paragraphs 1(b)(2) and 2.

               (2) In the event that Seller is unable to deliver the scheduled tons per month (+5% at Purchaser's option) and the shortage is not made up with other coals acceptable to Purchaser, Purchaser, at its option, will have 30 days from the end of the month when any shortage occurs to either require Seller to supply the shortage during an extension of the term of this Agreement or the shortage will reduce the 4,920,000 tons required to be purchased under this Agreement. If Purchaser does not make such election within 30 days, the shortage will drop the tons required to be purchased by Purchaser by any such shortage.

               (3) This Agreement shall commence as of January 15, 1994, and shall continue until Purchaser has purchased 4,920,000 tons of coal on terms herein stated, which tonnage may be adjusted in accordance with Paragraphs 1(b)(3) and 2.

          (c)  Quality and Specifications.

               (1) The coal delivered by Seller hereunder shall be subject to the following "Contracted" and "Suspension"
Specifications:

                       "As-Received" Basis

                              Contacted      Suspension

                              Daily          Daily
                              Weighted Avg.  Weighted Avg.
Calorific Value (Btu)         12,200         11,700 (min)

Moisture                      7.0            8.0 (max)

Ash (%)                       12.0           14.0 (max)

Volatile (%)                  30 (min)       30 (min)

Grindability                  42             38 (min)
  (Hardgrove Index)

Fusion ( F)                   2800 (min)     2800 (min)

Sulfur (%)                    1.1            1.5 (max)


               (2) Coal shall be substantially free from impurities, such as bone, slate, earth, rock pyrite, wood, metal or water, which can be kept out or removed with the exercise of reasonable care during mining and loading. It shall be loaded in a manner that will ensure reasonably uniform consistency as to size and quality and shall not contain slurry pond material (washer tailings), gob piles (mine refuse), oxidized coal, or blends of such materials.

               (3) Coal shall be delivered as run-of-the-mine or washed coal. However, the size of the coal delivered must not be of a size that would restrict the loading of the coal through the Sand Lick Tipple.

               (4) If any daily delivery of coal fails to meet the Suspension Specifications stated in Paragraph 1(c)(1) or fails to meet the requirements of Paragraph 1(c)(2) on the basis of visual inspection, Purchaser may reject the coal at Seller's loading point or Purchaser's receiving point. Rejected coal will be removed by Seller at Seller's expense. If the coal has been dumped in Purchaser's stockpile, Purchaser will have the option to count such tonnage against the tonnage to be delivered that calendar month.
If the coal has not been dumped in Purchaser's stockpile, the coal rejected may be replaced by Seller with coal that meets the required specifications.

               (5) Should any coal be rejected for failure to meet the Suspension Specifications stated in Paragraph 1(c)(1) or fails to meet the requirements of Paragraph 1(c)(2) on the basis of visual inspection, Seller must, within five (5) business days, advise Purchaser, in writing, as to the steps Seller is taking to eliminate the problems that caused the coal to be rejected. If Seller fails to provide such written notification to Purchaser, Purchaser will have the right, but not the obligation, to refuse any coal Seller attempts to deliver on a daily basis until Purchaser receives such notification.

               (6) A mutually acceptable sampling company
(hereinafter referred to as "the Sampling Company") shall sample coal delivered hereunder at least daily using an auger sampler sampling device installed, calibrated and operated at the Sand Lick Tipple in accordance with ASTM standards. All samples collected by the Sampling Company shall be divided into at least three parts and put into suitable air-tight containers, the first container in each case to be used by a commercial testing laboratory mutually acceptable to Seller and Purchaser and the second and third containers in each case to be held by Purchaser for a period of not less than 60 days from the actual sampling date, properly sealed and labeled, to be analyzed if a dispute arises between Seller and Purchaser. If notice of a dispute is not received within such 60-day period, the initial analysis by the commercial testing laboratory referred to in this Paragraph 1(c)(6) shall be conclusive. The cost of the sampling and the initial analysis is to be borne by Purchaser.

               (7) The adjustments to price for deviations from the Contacted Specifications as set forth herein shall be based upon a composite, weighted/average analysis for coal delivered to and accepted by Purchaser on a daily basis.

               (8) If Seller should question the correctness of the initial analysis, Seller shall have the right to have a second split of the sample analyzed, at Seller's expense, by a mutually agreeable second commercial testing laboratory using ASTM procedures. If Purchaser or Seller does not accept the second laboratory results, the third split of the sample will be analyzed by a mutually chosen third commercial testing laboratory, using ASTM procedures. The results of the third laboratory analysis will be binding on Seller and Purchaser. The cost of the third analysis will be borne equally by Seller and Purchaser.

               (9) For all coal delivered hereunder, Purchaser shall promptly deliver by courier or mail to Seller truck weight tickets, showing origin point, the truck numbers, weight in each truck and the delivery date. Coal shall be weighed by certified scales at the Sand Lick Tipple, or at such other delivery point, and such weights shall govern payment to Seller.

               (10) Purchaser's acceptance of any amount of coal which does not meet any of the Suspension Specifications of Paragraph 1(c)(1) or the requirements of Paragraph 1(c)(2) shall not constitute a waiver of any right which Purchaser may have under this Agreement or as provided by law on account of the delivery of such coal. In case of rejection of any coal in accordance with this paragraph, Purchaser will immediately notify Seller of the rejection and of the cause of rejection. If Purchaser so requests, Seller shall promptly remove the coal at its expense.

               (11) For coal delivered each day which differs from the Contracted Specifications, the price for such coal shall be adjusted, either positively or negatively, as follows:

                    (A) In the event the per shipment weighted average value for ash exceeds the Contracted Specifications for ash content, an adjustment at the rate of $0.50 per ton for each one percentage point (1.00%), pro-rated to cover any fractions thereof, of ash content (as received basis) in excess of that specified shall be deducted from the price of the coal delivered in such shipment.

                    (B) In the event that the per shipment weighted average caloric value differs from the Contracted Specifications for caloric value, an adjustment at the rate of one percent (1.0%) of the purchase price per ton for each 100 Btus per pound variance from the Contracted Specifications, pro-rated to cover any fraction thereof.

          (d)(1) Base Price. Purchaser shall pay to Seller the sum of Twenty-Six Dollar ($26.00), f.o.b. sand lick tipple for each ton of coal purchased hereunder and delivered prior to December 31, 1994. The price for coal delivered during the contract year 1995, and any contract year thereafter (the term "contract year" shall mean the twelve-month period from January 1st of any calendar year to the last day of December of the following calendar year) will be the Base Price ($26.00 per ton), plus the most conservative escalation, as determined by percentage of sales price, that would be applied to purchases of coal pursuant to the terms of any of the Coal Supply Agreements which contain indexed escalation formulas which are held by the Companies, the stock of which was sold by Addington Holding Company, Inc. To Pittston Acquisition Corporation in accordance with the September 24, 1993, Stock Purchase Agreement. For example, if the indexed escalation in the VEPCO contract is 1% for 1995, and this is the most conservative escalation, the purchase price will increase from $26.00 to $26.26 for 1995.

             (2) Delivery to Another Facility. If Purchaser requests that the coal be delivered to a facility other than the Sand Lick Tipple, the price to be paid will be adjusted based upon the difference between the average truck rates Seller paid for delivery of coal to the Sand Lick Tipple the prior three (3) months and the truck rates that will be charged, on a competitive contract basis, to the other facility. For example, if its truck rates are $2.00 per ton for delivery to the Sand Lick Tipple and $3.00 per ton for delivery to the other facility to which Purchaser requests delivery, the price to be paid will be increased One Dollar ($1.00) per ton.

     2.   Force Majeure.

          (a) In the event of either party being rendered wholly or in part, by force majeure, unable to carry out its obligations under this Agreement, other than the obligation to make payments due hereunder, it is agreed that upon such party giving notice and full particulars of such force majeure in writing or by facsimile transmission to the other party as soon as possible, but not later than 30 days, after the occurrence of the cause relied upon, the obligations of the party giving such notice, insofar as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, and for no longer, and such cause shall, as far as possible,l be remedied with all reasonable dispatch. The party giving notice hereunder shall not be liable to the other party for or on account of any loss, damage, injury or expense resulting from or arising out of such delay or prevention, provided, however, that such party shall use due and practical diligence to remove the cause or causes thereof.

          (b) As used herein the term "force majeure" shall mean acts not within the reasonable control of the party seeking to invoke one or more events of force majeure as an excuse for its failure to perform any obligation hereunder where the occurrence of an event of force majeure is made a permissible defense, including, without limitation, acts of God, strikes, lockouts or other industrial disputes, acts of the public enemy, war, epidemics, riots, lightning, fire, storm, flood, any unusually severe weather conditions, or explosions; provided, however, this provision shall not be construed to require such party to adjust any labor disputes or to contest or refrain from contesting, administratively or judicially, the validity of any federal, state or local law, rules or regulation.

          (c) The parties hereto recognize the mutual dependence of each one on the other in the orderly carrying out of intent of this Agreement. In the event either party has to invoke the provisions of this paragraph for force majeure, that party shall use reasonable diligence to overcome and mitigate the effects of such force majeure and shall continually advise the other party of the anticipated duration of such force majeure every five (5) days in writing. If Seller is reasonably unable to make up the loss of tonnage within the term of this Agreement, then the Agreement will be extended until this shortfall quantity is purchased under the same terms and conditions.

     3.   Miscellaneous.

          (a) All payments required by this Agreement to be made to Seller shall be made by check payable to the order of the Seller at its address for payments set forth below. Payment for coal received from the 1st through the 15th day of any month shall be made on or before the last day of the month and payment for coal received from the 15th day through the end of the month shall be paid on or before the 16th day of the immediately following month.

          (b) Purchaser shall not have any obligation whatsoever with respect to the distribution of any such payment to any person or persons other than Seller.

          (c) Any notice or other communication required or permitted to be given hereunder, shall be in writing addressed to the parties as follows:

          Seller:        Addington Mining, Inc.
                         1500 Big Run Road
                         Ashland, KY 41102
                         Attention: President
                         Fax No.: 606/928-9527

          Purchaser:     American Eagle Coal Company
                         P. O. Box 120070
                         Stamford, CT 06912-0070
                         Attention: Chairman & CEO
                         Fax No.: 203/978-5360

          with a copy to:

                         American Eagle Coal Company
                         P. O. Box 6300
                         Lebanon, VA 24266
                         Attention: Vice President of
                                    Distribution
                         Fax No.: 703/889-6277

as the case may be, and delivered personally to the official specified above or deposited, postage prepaid, in the United States mail. Any party may, from time to time, change its address for future notices hereunder by notice in accordance with this Paragraph 3. Notices and other communications hereunder to either party, elections and other documents shall be effective when received by such party.

          (d) Seller and Purchaser shall at all times have the sole responsibility, direction and control over their respective employees and equipment, and each shall indemnify and hold the other party, its agents, servants, employees and lessors, harmless from any and all liens, claims, demands, actions or causes of action which any person, firm or corporation may have or claim to have for any money due or for any damages for injury to persons, life or property in any manner arising out of or in connection with the activities of the Seller or Purchaser to be performed hereunder, as the case may be.

          (e) Seller will be solely responsible for paying all royalties and for all federal and state taxes associated with the mining of coal sold hereunder, including, but not limited to, payment of reclamation fees required under the Surface Mining Control and Reclamation Act of 1977, payment of all state, county or local severance taxes, payment of Federal Black Lung Excise Tax and all other related taxes inuring to the owner of the economic interest of such coal.

          (f) Seller represents and warrants that it has the right to sell the coal to be sold hereunder and that such coal, when tendered to Purchaser, shall be free and clear of any lien or encumbrance whatsoever. Title to and risk of loss produced and sold hereunder shall pass from Seller to Purchaser at the time the coal is delivered to the Sand Lick Tipple; provided, however, in the event Purchaser and Seller agree to permit Purchaser to pick up coal at the mine site, title to risk of loss shall pass to Purchaser when loaded onto Purchaser's trucks.

          (g) This Agreement is, and the rights and obligations of the parties are, strictly limited to the matters expressed herein. Neither of the parties shall be under any fiduciary or other duty to the other which will prevent it from engaging in or other duty to the other which will prevent it from engaging in or enjoying the benefits of any competing venture or ventures within the general scope of the activities contemplated by this Agreement.

          (h) It is not the purpose or intention of this Agreement to create a partnership, joint venture or any other partnership relation between the parties hereto. Each of the parties shall be responsible only for its obligations and liabilities as set forth herein, and neither party shall have any authority to act for or to assume any obligations or responsibility on behalf of the other party. Nothing contained in this Agreement shall be deemed to constitute any party the partner of the other or agent or legal representative of the other or to create any fiduciary relationship between them.

          (i) This Agreement shall be interpreted and governed by the laws of the Commonwealth of Kentucky, without regard to the law thereof regarding choice of law.

          (j) Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (i) the Circuit Court of Boyd County, Kentucky, and (ii) the United States District Court for the Eastern District of Kentucky, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Purchaser and Seller each agree to commence any action, suit or proceeding related hereto either in the United States District Court for the Eastern District of Kentucky or, if, for jurisdictional reasons, such suit, action or other proceeding may not be brought in such court, in the Circuit Court of Boyd County, Kentucky. Purchaser and Seller further agree that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit, or proceeding in Kentucky with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Purchaser and Seller irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts referred to above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (k) This Agreement shall be subject to all applicable federal, state and local laws, rules and regulations of public bodies exercising jurisdiction over the Agreement or the development or operation of the property. In the event any provision of this Agreement is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any such law, rule or regulation, the latter shall be deemed to control and this Agreement shall be regarded as modified accordingly, and as so modified shall continue in full force and effect.

          (l) No failure or delay on the part of either Purchaser or Seller in exercising any of their respective rights hereunder upon any failure by the other party to perform or observe any condition, covenant or provision herein contained shall operate as a waiver thereof, nor shall nay single or partial exercise of any of such rights preclude any other or further exercise thereof or the exercise of any other right hereunder. Neither this Agreement nor any provision thereof may be supplemented, changed, waived, discharged or terminated orally, or by any course of dealing or trade usage, but only by an instrument in writing signed by the party against whom the enforcement of the supplement, change, waiver, discharge or termination is sought.

          (m) Upon the written request of either Purchaser or Seller, the other agrees to furnish such additional formal assurances or other written documents in proper and recordable form as may be reasonably necessary to carry out the intents, purposes and terms of this Agreement.

          (n) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned or otherwise transferred by either Seller or Purchaser without the written consent of the other party, which consent shall not be unreasonably withheld, except that such consent shall not be required or assignment or transfer by a party (A) to its parent, wholly-owned affiliate or wholly-owned subsidiary, or (B) by virtue of statutory merger, consolidation or reorganization, or (C) to a mortgagee, a corporate trustee, a bank, an insurance company or other lending source and by any such lending source in the enforcement of its assignments or rights.

          (o) Notwithstanding any assignment or subcontracting, Purchaser and Seller shall remain responsible under the terms and conditions of this Agreement as if no assignment or subcontract took place.

          (p) This Agreement, together with the exhibits attached hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior representations, negotiations, writings, memoranda and agreements with respect to the subject matter hereof. Any prior agreements, promises, negotiations or representations not expressly set forth herein are of no force and effect.

          WITNESS the following signatures as of the date first above written.

                              ADDINGTON MINING, INC.

                              By  /s/ Doug D. Moore
                              Its:  President


                              AMERICAN EAGLE COAL COMPANY

                              By  /s/ Jack D. McDaniel
                                   Its Chairman and CEO


396\ADDINGTO\COAL.AGR
sh/lw 0320951354

396:addingto:asc:exhibit1.0m